                                                                   EXHIBIT 11

                     CRAY RESEARCH, INC. AND SUBSIDIARIES
                  COMPUTATION OF EARNINGS (LOSS) PER SHARE

(IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                      YEAR ENDED DECEMBER 31
                                                    --------------------------
                                                    1995       1994       1993
                                                    ----       ----       ----
PRIMARY EARNINGS (LOSS) PER SHARE
Net earnings (loss)                              $(226,364)   $55,696    $60,855

 Add - net earnings effect of interest on
 6 1/8% convertible subordinated debentures              -(a)       -(a)       -(a)
                                                 ---------    -------    -------

Net earnings (loss) applicable to common and
common equivalent shares                         $(226,364)   $55,696    $60,855
                                                 ---------    -------    -------
                                                 ---------    -------    -------

Weighted average number of common shares
outstanding during the period                       25,282     25,841     26,117

 Add - common stock equivalents - outstanding
       stock options                                     -          4          1

     - common stock equivalents - convertible
       debentures                                        -(a)       -(a)       -(a)
                                                 ---------    -------    -------

Weighted average number of common and common
equivalent shares outstanding, as adjusted          25,282     25,845     26,118
                                                 ---------    -------    -------
                                                 ---------    -------    -------

Earnings (loss) per common and common equivalent
 share                                           $   (8.95)   $  2.16    $  2.33
                                                 ---------    -------    -------
                                                 ---------    -------    -------


FULLY DILUTED EARNINGS (LOSS) PER SHARE

Net earnings (loss) per primary computation
above                                            $(226,364)   $55,696    $60,855
                                                 ---------    -------    -------
                                                 ---------    -------    -------

Weighted average number of common shares
 outstanding, as adjusted per primary
 computation above                                  25,282     25,845     26,118

 Add - additional dilutive effect of outstanding
       options                                           -          -          -
                                                 ---------    -------    -------

Weighted average number of common and common
 equivalent shares outstanding, as adjusted         25,282     25,845     26,118
                                                 ---------    -------    -------
                                                 ---------    -------    -------

Earnings (loss) per common and common equivalent
 share assuming full dilution                    $   (8.95)   $  2.16    $  2.33
                                                 ---------    -------    -------
                                                 ---------    -------    -------

- ------------------
(a) The effect of convertible debentures on the earnings (loss) per share is anti-dilutive and therefore is excluded from the calculation.